COASTAL CAROLINA BANCSHARES, INC.	Exhibit 10.1

STATE OF SOUTH CAROLINA	)
	)	LEASE AGREEMENT, OPTION TO
COUNTY OF HORRY	)	PURCHASE, AND FIRST RIGHT OF REFUSAL

THIS LEASE AGREEMENT, OPTION TO PURCHASE AND FIRST RIGHT OF REFUSAL (the “Lease”), is made this 28th day of July, 2012, by and between Rice REI, LLC (“Landlord”), and Coastal Carolina National Bank (“Tenant”). Collectively Landlord and Tenant may be hereinafter referred to as “Parties”.

WHEREAS, Landlord owns real estate upon which is situated an office building at 1012 38th Avenue in Myrtle Beach, South Carolina (the “Development”), and

WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord, the first floor together with drive thru and ATM service areas (the “First Floor Space”), and a portion of the third floor (the “Third Floor Space”), which are collectively described on Exhibit A attached hereto (collectively, the “Premises”), and

In consideration of the above stated premises and the covenants and agreements contained in this Lease, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	PROPERTY LEASED.

1.1	Demise. Subject to the termination of the 2007 Lease as set forth in Section 2.1 below, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

1.2

Covenant of Quiet Enjoyment.  The Landlord promises, subject to Tenant’s performance of all of the terms and conditions of the Lease, that Tenant shall be entitled to the quiet and peaceful enjoyment and undisturbed possession of the Premises for the term of this Lease.

2.	CONDITIONS PRECEDENT TO TENANT’S OBLIGATION TO LEASE THE PREMISES.

2.1

Termination of Existing Lease.   The First Floor Space is currently leased to Plantation Financial Corporation (“Plantation”) pursuant to a lease dated March 16, 2007 (“the 2007 Lease”). The assets of Plantation have been sold to First Federal Bank (“First Federal”) by the Federal Deposit Insurance Corporation (“FDIC”) as receiver. By law, First Federal is allowed a reasonable time to determine if it wishes to retain, or terminate the 2007 Lease. It is anticipated that First Federal will terminate the 2007 Lease. Landlord shall notify Tenant, in writing, within five (5) days after it receives a notice of termination from the FDIC and/or First Federal. In the event FDIC and/or First Federal should elect not to terminate the 2007 Lease, or in the event FDIC and/or First Federal make no election on or by December 31, 2012, Tenant may terminate this Lease and neither Party shall have any further rights or obligations hereunder.

2.2

Tenant’s Approvals and Inspections.  Tenant shall have a period of thirty (30) days after the execution of this Lease (the “Inspection Period”) to complete the following to Tenant’s satisfaction: (a) inspection of the Premises to determine that the Premises are suitable for Tenant’s use and occupancy and that Tenant’s anticipated improvements can be accomplished on the Premises without undue delay and at the anticipated costs projected by Tenant; and (b) obtain any and all approvals from the appropriate regulatory agencies necessary for Tenant to lease and improve the Premises. If Tenant is unable to obtain all necessary regulatory approvals or if the anticipated cost of building out the Third Floor Space or improving the First Floor Space is significantly higher than expected due to the condition of the Premises, Tenant shall have the option to terminate this Lease without penalty and neither Party shall have any further obligation to the other hereunder. If Tenant has not given Landlord written notice of its election to terminate the Lease by the end of the Inspection Period, Tenant shall be deemed to have waived such right to terminate during the Inspection Period.

3.	TERM.

3.1

Term.  The term of this Lease (the “Term”) shall be for ten (10) years commencing on the earlier of (i) the date the Tenant occupies the Premises, or (ii) thirty (30) days after the date of termination of the 2007 Lease (the “Commencement Date”).

3.2

Renewal Term.  The Tenant may elect to extend the term of this Lease by three (3) additional terms of five (5) years (each a “Renewal Term”). During any Renewal Term, the terms of this Lease shall remain unchanged. Tenant must exercise its right to a Renewal Term by written notice to be received by Landlord no later than one hundred eighty (180) days prior to the expiration of the Term or any subsequent Renewal Term.

3.3

Holdover.  Any holdover at the expiration of the Term, or any subsequent Renewal Term, without the written consent of Landlord shall be on a month to month basis. Such holdover tenancy may be terminated by Landlord giving Tenant not less than thirty (30) days written notice of termination. During such holdover tenancy, Tenant shall pay Landlord on a monthly basis all rentals and other charges that would have been due under this Lease and agrees to continue to be bound by all of the terms of this Lease which are applicable at that time.

3.4

End of Term.  At the expiration of this Lease, the improvements and fixtures located on the Premises shall become the property of the Landlord excluding trade fixtures, such as automated teller machines, security equipment, communication equipment and safe deposit boxes to the extent that same were installed by Tenant or purchased by Tenant from FDIC or First Federal. The personalty and trade fixtures may then be removed by Tenant upon termination provided that the Premises are restored to their original condition, normal wear and tear excepted.

4.	CONSIDERATION.

4.1

Rent.  From the Commencement Date until January 1, 2014, Tenant agrees to pay and Landlord agrees to accept annual rental in an amount equal to the sum of $21.50 per square foot of area in the First Floor Space, and $17 per square foot or area in the Third Floor Space. The Parties agree that for purposes of calculation of rent and CAM (as determined by Section 5.9) charges, the First Floor Space consists of 8,100 square feet, and the Third Floor Space consists of 3,160 square feet. On January 1, 2014, and on the 1st day of each January for the remainder of the Term of this Lease, and any Renewal Term, the annual rental shall be increased by two (2%) per cent each year. The rent shall be paid in twelve (12) monthly installments in advance on the first day of each month. In the event that the Lease commences on a day other than the first day of a month and thus ends on a day that is other than the end of a month, the rent for the first month and last month of the Lease shall be prorated.

4.2

Late Charges.  All rent shall be paid to Landlord without notice or demand and without abatement, deduction or set-off, except as otherwise expressly provided in this Lease. All rental payments not paid within ten (10) days of the date when due shall bear interest at the rate of eighteen (18%) percent or, in the event such interest rate shall be void or unenforceable under the laws of the State of South Carolina, the highest rate of interest permitted shall be charged.

5.	TENANT’S ACTIVITIES RELATED TO THE PREMISES.

5.1

Use and Services.  Tenant will use the Premises to conduct banking and related financial services and such other services as may be offered by or through Tenant such as insurance services. The Premises will be used for no other purposes without the consent of the Landlord which may not be unreasonably withheld. Tenant’s use may also include occasional special events such as customer appreciation events and annual shareholder meetings provided same do not unreasonably disturb the business of the other tenants within the Development.

5.2

Common Areas.  The Development includes certain common areas such as: the parking lot, walkways, lobby, stairways, elevators and upstairs restrooms (the “Common Areas”). In addition to the Premises, Tenant, its employees, customers and invitees shall be entitled to reasonable nonexclusive use of the Common Areas. No storage shall be allowed in the Common Areas. The parking lot shall be used only for temporary parking for persons having business in the Development. Vehicles may not be left in the parking areas for extended periods of time. However, Tenant shall be allowed to retain in the parking lot any Tenant owned vehicle that is used for banking purposes or such repossessed vehicles as Tenant may from time to time acquire for reasonable periods of time to allow for disposition thereof.

5.3

Tenant’s Improvements.  The First Floor Space is already built out. Tenant shall be responsible for the build out of the Third Floor Space in accordance with its plans and specifications which are subject to the reasonable approval of the Landlord. Tenant’s plans and specifications shall be submitted to Landlord within sixty (60) days after the Tenant receives notice that the 2007 Lease has been terminated. All Tenant improvements shall be performed by licensed contractors and shall be performed in a “commercially reasonable” manner. Landlord shall provide to Tenant an upfitting allowance of Thirty and 00/100 ($30.00) Dollars per square foot for build out of the Third Floor Space including interior walls, lighting, doors, electrical, plumbing, HVAC, ceilings, paint and floor coverings (the “Tenant Allowance”). All cost of upfitting the Third Floor Space above the Tenant Allowance shall be paid by the Tenant. The Tenant Allowance shall be paid by Landlord to Tenant within thirty (30) days after receipt of written notice by Tenant that the Tenant’s improvements have been completed in accordance with the Tenant’s plans and specifications and upon delivery by Tenant to Landlord of a list of all contractors providing services on the Premises and signed waivers of their mechanics lien rights.

5.4

Signage.  Tenant shall be allowed naming rights of the Development. Tenant shall be allowed one sign in the Common Area for the First Floor and the Third Floor, space on the monument sign located at the corner of 38th Avenue and Grissom Parkway, and Tenant shall also be allowed two thirds (2/3) of the permissible signage on the exterior of the building with signage on the 38th Ave North facing side as well as the Grissom Parkway facing side of the building. The size, design, and location of all signage shall be consistent with other signs within the Development and shall be subject to the reasonable discretion of the Landlord and the regulations of the City of Myrtle Beach.

5.5

Repairs and Maintenance.  Tenant shall, at all times during the Term, or any Renewal Term, at its own cost and expense, keep and maintain the Premises and all fixtures and personalty located on it in good order and condition. Tenant shall make all necessary and desirable repairs, restorations and replacements thereof. Tenant shall use reasonable precaution to prevent waste, damage or injury upon the Premises. Tenant shall be solely responsible for the interior of the Premises including periodic repainting and replacement of floor coverings. Tenant shall at its sole cost and expense, perform all routine maintenance, repairs, and replacements to the electrical, plumbing and HVAC systems within the Premises and which only serve the Tenant. Notwithstanding anything in this Paragraph to the contrary, Tenant shall not be obligated to make any repairs, alterations, modifications or additions to the roof, load bearing members, exterior walls, or foundation of the building, or which entail making any changes, modifications or additions to the common HVAC, plumbing or electrical systems serving the Development, unless such alteration, modification, or addition is required by the sole reason of Tenant’s particular use of the Premises or due to the negligence or willful misconduct of the Tenant.

5.6

Alterations.  Tenant may not at any time make any alteration, change, addition or improvement to the exterior of the Premises or the grounds. Tenant may not at any time make any material alteration, change, addition or improvement to the interior of the Premises without the prior written consent of Landlord which may not be unreasonably withheld. The word “material” as used herein shall mean any alteration, change, addition, or improvement that will cost in excess of Twenty Five Thousand and 00/100 ($25,000.00) Dollars or will affect any loading or bearing component of the building.

5.7

Inspection.  Landlord, and/or its representatives shall have the right to enter the Premises at reasonable hours of any business day of Tenant to ascertain if the Premises are in proper repair and condition or for the purpose of installation, removal, maintenance or repair of facilities serving other units in the Development. Tenant shall have the option of having a representative of Tenant present with Landlord during any such inspections of Landlord or its representatives or agents.

5.8

Disclaimer of Warranties.   Except as otherwise expressly provided herein, Landlord expressly disclaims any other warranty, either express or implied, and Tenant acknowledges that neither Landlord nor its agents have made any representations or promises with respect to the Premises except as expressly set forth in this Lease. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. The taking of possession of the Premises by Tenant shall be conclusive evidence that the Tenant has accepted the Premises in its “AS IS” condition except that all HVAC, plumbing and electrical systems that should be in good working order at the inception of the Lease. Landlord agrees to cooperate with and assist Tenant in asserting any necessary claims against contractors or others providing work and/or services to the Premises.

5.9

Common Expenses.  Tenant shall pay its pro rata share of the actual costs of operating the Development which are hereinafter referred to as Common Area Maintenance (“CAM”). The Tenant’s pro rata share of CAM shall be determined by dividing the square footage of the Premises, by the net rentable square footage of the Development. The square footages used to calculate CAM shall be those set forth in Section 4.1 above. The CAM shall include:

a)	electricity and water/sewer serving the Development;
b)	property taxes and assessments attributable to the real property within the Development;
c)	property, casualty, and liability insurance coverage for the Development;
d)	reasonable fees for management of the Development; and
e)	cost of cleaning, repair, and maintenance of the Common Areas including the hallways, elevator, bathrooms, parking lot and landscaped areas.

Landlord shall estimate the annual expense and provide copy of the estimated annual budget for CAM to Tenant at the beginning of each year. Tenant shall be billed for its share of the estimated CAM expenses on a monthly basis. Landlord shall provide to Tenant in January of each year during each Term an accounting of these expenses for the immediately preceding calendar year. If the accounting shall reflect that Landlord underestimated the annual CAM, Tenant shall pay to Landlord its prorated portion of the shortage. If the accounting reflects that Landlord overestimated the annual cost, Landlord shall immediately refund to Tenant its share of the overage. For any year during which Tenant occupied the Premises for only a portion of such year, the CAM shall be apportioned.

5.10

Premises Utilities.  In addition to its pro rata share of the cost of the electricity and water serving the Common Areas, Tenant shall be solely responsible for all utilities which may be required for Tenant’s use of the Premises.

5.11	Taxes. Tenant shall pay all personal property taxes attributable to its equipment, furniture, fixtures, and other personalty located on the Premises.

5.12

Insurance.  Tenant shall, at its own expense, during the term hereof, maintain and deliver to Landlord a public liability insurance policy providing protection against liability for personal injury and property damage in and around the demised Premises, which names both Landlord and Tenant as insureds, with limits of at least $1,000,000 for injury or death to any one person and $2,000,000 for any one accident, and $250,000 with respect to damage to property. Such policy or policies shall be in such form and with such insurance companies as shall be reasonably satisfactory to Landlord with provision for at least ten days’ notice to Landlord of cancellation. Tenant’s insurance policies shall expressly waive subrogation against the Landlord. Tenant agrees to look solely to the proceeds of his own insurer for indemnity against exposure for loss of property or business interruption. Landlord shall maintain the property and casualty coverage on the Premises and the Development. Landlord shall provide a copy of the Landlord’s insurance to Tenant within fifteen (15) days of the execution of this Lease. In the event Landlord’s insurance does not meet any and all regulatory requirements for financial institutions such as Tenant, Landlord shall adjust the coverage to meet such requirements. To the extent that the regulatory requirements for financial institutions materially increase the premiums over the cost of a standard commercial policy, Tenant shall be solely responsible for the excess premium. Tenant shall be responsible for any property and casualty coverage on the personalty and fixtures owned by the Tenant.

5.13

Damage or Destruction.   If, during the Term of this Lease, or any Renewal Term, the Premises or the personalty or fixtures on it are destroyed or damaged in whole or in part by fire or other casualty, to such an extent that the Premises shall be rendered unusable by the Tenant, Landlord may elect to terminate this lease or to continue it. If the Landlord shall elect to continue the Lease, Landlord shall give Tenant immediate notice and Landlord shall cause the prompt repair, replacement and rebuilding of same (“restoration”). In the event that the Landlord shall elect to continue the Lease, Tenant’s Rent shall be abated until the repairs are completed. In the event that the repairs cannot be completed within one hundred twenty (120) days, the Tenant may, at its option, elect to terminate this lease without penalty regardless of Landlord’s election to restore the Premises.

5.14

Hazardous Materials.  Tenant shall not use, sell, or store on the Premises any hazardous materials. In the event of an accidental contamination of the Premises Tenant shall immediately repair the source of the contamination and clean up, remove and dispose of the contaminant.

5.15

Rules and Regulations.  Tenant shall abide by the rules and regulations for operation of the Development which are attached as Exhibit B hereto and incorporated by reference herein. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary or desirable for the safety and cleanliness of the Development, or for the preservation of good order thereon.

6.	OPTION TO PURCHASE AND FIRST RIGHT OF REFUSAL

6.1

Option to Purchase.    So long as the Tenant is in good standing under this Lease, the Tenant shall have the right to purchase the Development after the fifth (5th) anniversary of the Commencement Date. Closing under this Option to Purchase must be within sixty (60) days following the date that is the fifth (5th) anniversary of the Commencement Date unless the Parties agree, in writing, to an extension. (“the Closing”) In order to exercise this Option, Tenant shall provide written notice to Landlord that it desires to exercise this Option. Thereafter, in order to determine the purchase price of the Development, each Party shall order an MAI appraisal of the Development with such being ordered by each Party within ten (10) days after Tenant notifies Landlord. The purchase price shall be determined by averaging the market value of the two MAI appraisals ordered by each Party. Each Party will be responsible for all costs and expenses associated with the MAI appraisal that they order to determine the purchase price. Tenant shall pay the purchase price in immediately collectible funds at the Closing. Landlord shall convey the fee simple interest in the Development to Tenant by General Warranty Deed with all stamps affixed thereto or transfer fees paid subject only to those covenants and restrictions recorded in the public records of Horry County and any existing leases.

6.2

Right of First Refusal.  Should Landlord enter into a contract with a third party to sell the Development, Landlord shall provide such contract to Tenant within three (3) business days after the contract is fully executed. Tenant shall then have the right to purchase the Development upon the same terms and conditions as are set forth in the contract. Tenant must notify the Landlord in writing, within Fifteen (15) business days after its receipt of the contract, that it will exercise its right to purchase the Development. Tenant shall then have thirty (30) days after notification in which to close the transaction. Rent shall continue until the Closing. If Tenant fails to timely notify Landlord, in writing, that it will purchase the Development in accordance with the Terms of the contract, then Tenant shall be deemed to have waived its right to purchase hereunder. If, during the first five (5) years of the term of this Lease, the Landlord shall sell the Development to a bona fide third party for value (Tenant having waived it right of first refusal), then the Tenant’s Option to Purchase pursuant to 6.1 above shall immediately terminate.

7.	INDEMNIFICATION.

Tenant shall indemnify and save Landlord harmless from and against all costs, expenses, liabilities, losses and damages, injunctions, suits, actions, fines, penalties, claims and demands of every kind or nature, including reasonable attorneys’ fees, by or on behalf or any person, party or governmental authority whatsoever arising out of (a) any failure by

Tenant to perform any of its obligations under this Lease, (b) any accident, injury or damage which occurs in or about the Premises, (c) any accident, injury or damage suffered by Tenant, its agents, employees, which occurs in or about the common areas, however occurring, (d) any matter arising out of the condition, occupation, maintenance, alteration, repair, use or operation of the Premises or any part of it, or (e) any other matter arising from or relating to Tenant’s occupation of the Premises. Notwithstanding the above, Tenant shall have no duty to indemnify Landlord for damages caused by negligence or willful misconduct of Landlord, its agents, employees or contractors or any damages caused by Landlord’s failure to perform any of its obligations under this Lease.

8.	DEFAULT.

8.1	Default. Each of the following events shall constitute an event of default and a breach of this Lease by Tenant:

a)

If Tenant files a petition in bankruptcy, insolvency, dissolution or for reorganization or arrangement under the laws of the United States or of any state, or voluntarily takes advantage of any such law or act or is dissolved or makes an assignment for the benefit of creditors;

b)

If involuntary proceedings under any bankruptcy law or insolvency act or for the dissolution of a corporation are instituted against Tenant or if a receiver or trustee is appointed of all or substantially all of the property of Tenant and such proceedings are not dismissed or such receivership or trusteeship vacated within ninety (90) days after such institution or appointment;

c)	If Tenant vacates or abandons the Premises;

d)

Unless approved in advance by Landlord, if this Lease or the estate of Tenant hereunder or any part thereof or interest therein is transferred to any other person or party, except in a manner permitted by the terms of this Lease, or if the Premises are sublet, in whole or in part, or allowed to be occupied by anyone other than Tenant without the approval of Landlord;

e)

If Tenant fails to pay Landlord any rent or CAM charge when it becomes due and payable and fails to make such payment within Ten (10) days after written notice thereof by Landlord to Tenant. In the event that Landlord has given notice of default hereunder twice during any calendar year, Tenant shall have no right to notice and opportunity to cure; and

f)

If Tenant fails to perform any of its obligations under this Lease other than the payment of rent and such non-performance continues for a period within which performance is required to be made by specific provision of this Lease or, if no such period is provided, for a period of thirty (30) days after notice thereof by Landlord to Tenant; or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant has not in good faith commenced such performance within such thirty (30) day period or has not diligently proceeded therewith to completion.

8.2

In the event a default shall occur and be continuing after the notice period provided, if any, Landlord has the right in addition to any other rights or remedies it may have, to terminate this Lease by written notice to Tenant, and in such event the Term or any Renewal Term hereof shall expire in the same manner and with the same force and effect except as to Tenant’s liability, as if such expiration were the date of expiration of the then current lease term.

8.3

In the event of cancellation or termination of this Lease, Tenant agrees to immediately peacefully surrender the Premises to Landlord, and if Tenant refuses to do so, Landlord may, among other things, reenter and repossess the Premises, and Tenant shall nevertheless remain and continue to be liable to Landlord in a sum equal to all rent, additional rent and other charges payable under this Lease through the term expiration date. If Landlord shall so reenter, Landlord may repair and alter the Premises in any manner as Landlord deems reasonably necessary or advisable, and/or may, at its election, let or relet the Premises or any part of it for the whole or any part of the remainder of the term or for a longer period, in Landlord’s name or as the agent of Tenant, and out of any rent collected or received from subtenants or as a result of such letting or reletting, Landlord shall first pay to itself the cost and expense of retaking, repairing and/or altering the Premises, and the cost and expense of removing all persons and property from the Premises; second, pay to itself the cost and expense sustained in securing any new tenant, and if Landlord maintains and operates the Premises, the cost and expense of operating and maintaining the Premises; and third, pay to itself any balance remaining on account of the liability of Tenant for the sum equal to all rent, additional rent and other charges payable through the expiration date, the balance or deficiency shall be paid by Tenant on the first of each month. Landlord must mitigate damages by using reasonable efforts to relet the Premises.

8.4

Independent Rights.   The rights and remedies of Landlord are distinct, separate and cumulative, and no one of them, whether or not exercised by Landlord, shall be deemed to be to the exclusion of any of the others.

8.5

Cure by Landlord.  After expiration of the applicable period of notice, if any, or without notice in the event of any emergency, Landlord at its option may, but shall not be obligated to, make any payment required of Tenant or perform any obligation of Tenant, and the amount Landlord pays, or the cost of its performance, together with interest thereon at eighteen (18%) percent per annum. Tenant shall have the right to enter the Premises for the purpose of correcting or remedying any default, but neither any expenditure nor any such performance by Landlord shall be deemed to waive or release Tenant’s default or the right of Landlord to take such action as may be otherwise permissible in the case of default. The Landlord shall have no liability to the Tenant for any loss or damages resulting from any such action by the Landlord.

8.6

Non-Waiver.  The failure of Landlord to insist upon strict performance of any of Tenant’s obligations under this Lease shall not be deemed a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default by Tenant.

9.	ASSIGNMENT.

9.1	By Landlord. This Lease shall be fully assignable by the Landlord or its assigns.

9.2

By Tenant.  Neither Tenant, nor Tenant’s successors or assigns, shall assign this Lease or sublet the Premises without the written consent of Landlord, which may not be unreasonably withheld. No assignment or subletting permitted shall affect Tenant’s liability hereunder, unless otherwise agreed between Landlord and Tenant in writing.

10.	SUBORDINATION.

This Lease shall be fully subordinate to any mortgage and/or collateral assignment of lease against the Premises which the Landlord and/or its assigns has or subsequently obtains upon the Premises, provided that the holder of such subsequent superior mortgage or assignment of lease, by the terms of such mortgage or assignment of lease, or by separate agreement, shall agree in writing to be recorded in the public records of Horry County, South Carolina, that:

(i)    Tenant shall not be joined as a party defendant in any foreclosure action or proceeding which may be instituted or taken by the collateral assignee; and

(ii)  Tenant shall not be evicted from the Premises, nor shall Tenant’s leasehold estate under this Lease be terminated or disturbed, nor shall any of Tenant’s rights under this Lease be affected in any way, by reason of any default under such mortgage or collateral assignment, provided, however, that upon the request of the holder of a superior mortgage or the lessor of a superior lease, Tenant shall attorn and shall execute a non-disturbance, recognition and attornment agreement in form prepared by such holder and reasonably satisfactory to Tenant.

The form and substance of this Agreement shall be substantially the same as that attached hereto as Exhibit D.

11.	MISCELLANEOUS.

11.1

Notices.  Every notice, approval, consent or other communication authorized or required by this Lease shall be effective if given in writing and if hand delivered or sent by United States Registered or Certified Mail, Return Receipt Requested, with postage prepaid, and addressed as provided below, or as either Party shall from time to time designate in writing. Every notice shall be deemed to be effective upon delivery, if delivered, or on the second business day after mailing, if mailed. All payments to the Landlord shall be made at the address designated for notices to the Landlord.

Unless otherwise specified by either party in writing, all notices and/or payments to Tenant shall be sent to the Premises, and to the Landlord shall be sent to the following address:

Rice REI, LLC c/o Tom Rice 950 48th Avenue, North Suite 200 Myrtle Beach, South Carolina, 29577

11.2

Condemnation.  In the event that the Premises or any part of it is taken in condemnation proceedings or by exercise of any right of eminent domain (or by settlement agreement in lieu thereof between Landlord and those authorized to exercise such right), Landlord shall be entitled to collect the entire amount of any award made without deduction for any estate vested in or owned by Tenant. Tenant agrees to execute any and all documents that may be required to facilitate collection by Landlord of any and all such awards. In the event such condemnation or taking should materially impact Tenant’s use or occupancy of the Premises or the Parking Areas, or significantly affect the public access to the Premises, Tenant shall have the option to terminate this Lease.

11.3	Time of Essence. Time shall be of the essence in every part of this Lease.

11.4

Estoppel.  Tenant agrees at the request of Landlord from time to time to deliver within fifteen (15) days a certificate stating that this Lease is in full force and effect and unmodified, or if this Lease has been modified stating such modification, whether there is any default by any party under the Lease or whether there exists any circumstance which by notice and/or the passage of time would constitute such a default, whether any rent, percentage rent or additional charge has been paid in advance and containing such other information as Landlord may reasonably request. Such certificate shall be addressed to Landlord and such other parties as Landlord may designate and such parties shall have the right to rely thereon. Further, Tenant shall provide to Landlord a financial statement at least annually.

11.5

Construction.  In the event that any of the provisions of this Lease shall by court order be held invalid or in contravention of any of the laws of the United States or of any state having jurisdiction over the subject matter or of any dispute arising under it, such invalidation shall not serve to affect the remaining portion of this Lease. This Lease shall be governed by and construed in accordance with the laws of the State of South Carolina.

11.6	Successors. This Lease shall bind Landlord and Tenant and their successors, heirs, assigns, administrators, and legal representatives, as the case may be.

11.7	Counterparts. This agreement is being executed simultaneously in counterparts, any one of which shall be deemed an original.

11.8	Memorandum of Lease. A Memorandum of Lease shall be recorded in the public records of Horry County, South Carolina. Said Memorandum shall be in the form attached hereto as Exhibit E.

11.9

Non-Competition. During the term of this Lease, or any Renewal Term thereafter, Landlord shall not lease any portion of the Development to any entity that as a material part of its business offers retail banking, mortgage banking or lending services.

IN WITNESS WHEREOF, the Landlord and Tenant have respectively signed this Lease as of the date indicated on the first page of this Lease.

WITNESSES:

Rice REI, LLC

/s/ Gregory Moye	By: /s/ H. Tom Rice
	Its:	Manager

Coastal Carolina National Bank

/s/ Gregory Moye	By: /s/ Laurence S. Bolchoz, Jr.

Its President / CEO

/s/ Terry S. Haight

EXHIBIT A

The Premises

EXHIBIT B

Rules and Regulations

1.

Tenant and its employees shall not create or permit unreasonable loud or distracting noises in the Development, or to create any obnoxious or unpleasant odors, or otherwise disturb or interfere with other tenants.

2.	Tenant and its employees shall not throw anything out of windows or doors, place anything on window sills.

3.	Tenant and its employees shall not bring into or keep within the building any bicycle, motorcycle, or other vehicle, or any animal.

4.	Tenant and its employees shall not allow the Premises to be utilized for lodging or sleeping purposes.

5.

Tenant shall maintain in good order and condition the interior common areas immediately adjacent to the Premises and keep such areas free from dirt, snow, ice, rubbish and other interior obstructions. Notwithstanding Tenant’s obligations herein, Landlord shall provide all maintenance and repair for all common areas in the Development.

6.	Landlord may designate specific areas in the parking lot for the employees of all tenants in the building and/or reserve favorable spaces for customers/clients.

7.

The parking lot may be used only for parking by the employees and customers or clients of tenants within the Development. Tenant may not store vehicles or other items in the parking lot except for temporary storage of repossessed vehicle(s) and other vehicles owned by Tenant that are used for purposes of Tenant or its employees.

EXHIBIT C

Subordination

NONDISTURBANCE, ATTORNMENT AND SUBORDINATION AGREEMENT

THIS AGREEMENT, made this          day of                , 2012, by and between and among Coastal Carolina National Bank (“Tenant”), Rice REI, LLC (“Landlord”) and                                                 (“Mortgagee”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner and holder of fee simple title to the commercial office building (the “Property”) located at 1012 38th Ave., Myrtle Beach, South Carolina; and

WHEREAS, Landlord and Tenant have entered into that certain lease agreement (the “Lease”) dated                         , 2012, demising a part of the Property (the “Leased Premises”); and

WHEREAS, Mortgagee has made a loan to Landlord evidenced by a promissory note from Landlord to Mortgagee in the principal amount of                                                       ($                    ) Dollars (the “Note”); and

WHEREAS, payment by Landlord of the Note has been secured by a first mortgage and security agreement (the “Mortgage”) executed by Landlord to Mortgagee and encumbering the Property, said Mortgage being recorded in Mortgage Book            , at Page                , in the Office of the Register of Deeds for Horry County, South Carolina.

WHEREAS, the Mortgage is further secured by an assignment of rents, rents and profits (the “Assignment”);

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, Tenant, Landlord and Mortgagee, intending to be legally bound hereby, covenant and agree as follows:

1.       Provided Tenant is not in default in the payment of rent, taxes, utility charges or other sums payable by Tenant under the terms of the Lease or under any other provision of the Lease, and Tenant is then in possession of the Leased Premises:

(a)      The right of possession of Tenant to the Leased Premises shall not be affected or disturbed by Mortgagee in the exercise of any of its rights and remedies under the Note, the Mortgage, or the Assignment; and

(b)      In the event Mortgagee obtains title to the Leased Premises through foreclosure or deed in lieu of foreclosure under the Mortgage, Tenant agrees to continue occupancy of the Leased Premises under the same terms and conditions of the Lease and will attorn to the Mortgagee, its successors or assigns, to the same extent and with the same force as if Mortgagee were the Landlord under the Lease.

2.       Mortgagee shall be entitled, but not obligated, to exercise the claims, rights, powers, privileges, options and remedies of the Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Mortgagee were named therein as the Landlord. Mortgagee shall not, by virtue of the Assignment or this Agreement, be or become subject to any liability or obligation to Tenant under the Lease or otherwise, until Mortgagee shall have obtained title to the Leased Premises, by foreclosure or otherwise, and then only to the extent of liabilities or obligations accruing subsequent to the date that Mortgagee has obtained title to the Leased Premises. Mortgagee shall not be responsible for any deposits held by Landlord.

3.       Tenant shall not pay an installment of rent or any part thereof more than thirty (30) days prior to the due date of such installment, and Mortgagee shall not be bound by and shall be entitled to recover from Tenant, as rent under the Lease, any payment of rent or additional rent made by Tenant to Landlord for more than one month in advance.

4.       After notice is given to Tenant by Mortgagee, pursuant to the Assignment, that the rentals under the Lease should be paid to Mortgagee, Tenant shall pay to Mortgagee, or in accordance with the directions of Mortgagee, all rentals and other monies due and to become due to the Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Mortgagee and hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments.

5.       The Lease and Tenant’s leasehold estate created thereby, including all rights and options to purchase the Leased Premises, if any, shall be and are completely and unconditionally subject and subordinate to the lien of the Mortgage and to all the terms, conditions and provisions thereof, to all advances made or to be made thereunder, and to any renewals, extensions, modifications or replacements thereof unless otherwise modified herein.

6.       Tenant represents and warrants to Mortgagee that the Lease constitutes the entire agreement between Landlord and Tenant and has not been modified or amended, that Landlord is not currently in default under the Lease, and that Tenant currently has no defenses, offsets, credits or counterclaims to its obligations under the Lease. Landlord and Tenant shall not enter into any agreement that provides for a reduction in rent, or any other material modification of the Lease, without the written consent of Mortgagee.

7.       This Agreement shall inure to the benefit of and shall be binding upon Tenant, Landlord and Mortgagee, and their respective heirs, personal representatives, successors and assigns. Failure of Tenant to comply with the terms hereof shall be a breach of the Lease. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement may not be modified except in writing by all of the parties hereto. This Agreement shall be governed by and construed according to the laws of the State of South Carolina. Tenant agrees to execute an agreement substantially the same as this Agreement for the benefit of any subsequent mortgagee of the Premises.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the date and year first above written.

WITNESSES:	TENANT:

Coastal Carolina National Bank

By:
Its: President

LANDLORD:

Rice REI, LLC

By:
Its:

MORTGAGEE:

By:
Its:

EXHIBIT D

Memorandum of Lease

STATE OF SOUTH CAROLINA	)
	)	MEMORANDUM OF LEASE
COUNTY OF HORRY	)

THIS MEMORANDUM OF LEASE executed by and between Rice REI, LLC, a South Carolina limited liability company, as Landlord, and Coastal Carolina National Bank, as Tenant, as of the          day of             , 2012.

W I T N E S S E T H:

The parties hereto have on the 28th day of July, 2012, entered into a Lease Agreement, Option to Purchase and First Right of Refusal (hereinafter referred to as the “Lease”), pursuant to which Landlord leased to Tenant and Tenant took from Landlord that certain property located in Horry County, South Carolina (the “Premises”), more fully described in Exhibit A attached hereto and incorporated by reference.

The term of the Lease is for an initial term of at least ten (10) years, to begin on                    , 20      (the “Commencement Date” as defined in the Lease) and to end in accordance with the terms set forth in the Lease. Subject to the terms and conditions of the Lease, Tenant may exercise options to extend the term of the Lease for three (3) consecutive five (5) year renewal terms.

The Tenant does hereby accept possession of the Premises and agrees that the Lease is in full force and effect.

The rents and all other terms, covenants and conditions of the tenancy between the parties hereto are fully set forth in the Lease, which has been duly executed by the parties hereto, and such parties are bound and obligated by the terms, covenants and conditions thereof.

This Memorandum of Lease is executed for the purpose of evidencing the Lease and providing record notice to all concerned to show that a tenancy has been created in accordance with the provisions of the Lease. This Memorandum of Lease is also executed for the purpose of specifically evidencing the “Right of First Refusal” granted by Landlord to Tenant in the Lease.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused the within Memorandum of Lease to be executed the day and year first written above.

WITNESSES AS TO LANDLORD:	LANDLORD:

/s/ Gregory Moye	Rice REI, LLC

	By:	/s/ H. Tom Rice

Name:	H. Tom Rice

Title:	Manager

WITNESSES AS TO TENANT:	TENANT:

/s/ Gregory Moye	Coastal Carolina National Bank

/s/ Terry S. Haight	By:	/s/ Laurence S. Bolchoz, Jr.

Name:	Laurence S. Bolchoz, Jr.

Its:	President / CEO

STATE OF SOUTH CAROLINA	)
	)	ACKNOWLEDGEMENT
COUNTY OF HORRY	)

The foregoing instrument was acknowledged before me this          day of                  , 2012 by Rice REI, LLC, a South Carolina limited liability company, as Landlord, by                                           , its                                      .

(L.S.)
Notary Public for South Carolina
My Commission Expires:

STATE OF SOUTH CAROLINA	)
	)	ACKNOWLEDGEMENT
COUNTY OF HORRY	)

The foregoing instrument was acknowledged before me this 28th day of July, 2012 by Coastal Carolina National Bank, as Tenant, by Laurence S. Bolchoz, Jr., its President / Chief Executive Office.

/s/ Regina Taylor (L.S.)
Notary Public for South Carolina
My Commission Expires: June 18, 2019